April 2, 2025
Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
$284,000
Digital Barrier Notes Linked to the Least Performing of
the Nasdaq-100® Technology Sector IndexSM, the
Russell 2000® Index and the VanEck® Gold Miners
ETF due May 7, 2026
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
● The notes are designed for investors who seek a fixed return of 7.75% at maturity if the Final Value of the least performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF, which we refer to as the Underlyings, is greater than or equal to 60.00% of its Initial Value, which we refer to as a Barrier Amount.
● Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
● The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as
JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
● Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
● Minimum denominations of $1,000 and integral multiples thereof
● The notes priced on April 2, 2025 and are expected to settle on or about April 7, 2025.
● CUSIP: 48136CV97
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
$4
$996
Total
$284,000
$1,136
$282,864
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $4.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of
Interest)” in the accompanying product supplement.
The estimated value of the notes, when the terms of the notes were set, was $967.10 per $1,000 principal amount note. See
“The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Underlyings: The Nasdaq-100® Technology Sector IndexSM
(Bloomberg ticker: NDXT) and the Russell 2000® Index
(Bloomberg ticker: RTY) (each an “Index” and collectively, the
“Indices”) and the VanEck® Gold Miners ETF (Bloomberg
ticker: GDX) (the “Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)
Contingent Digital Return: 7.75%
Barrier Amount: With respect to each Underlying, 60.00% of
its Initial Value, which is 5,792.676 for the Nasdaq-100®
Technology Sector IndexSM, 1,227.2184 for the Russell 2000®
Index and $27.456 for the Fund
Pricing Date: April 2, 2025
Original Issue Date (Settlement Date): On or about April 7,
2025
Observation Date*: May 4, 2026
Maturity Date*: May 7, 2026
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes —
Postponement of a Determination Date — Notes Linked to
Multiple Underlyings” and “General Terms of Notes —
Postponement of a Payment Date” in the accompanying
product supplement
Payment at Maturity:
If the Final Value of each Underlying is greater than or equal to its Barrier Amount, your payment at maturity per $1,000
principal amount note will be calculated as follows:
$1,000 + ($1,000 × Contingent Digital Return)
If the Final Value of any Underlying is less than its Barrier
Amount, your payment at maturity per $1,000 principal
amount note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Underlying Return)
If the Final Value of any Underlying is less than its Barrier
Amount, you will lose more than 40.00% of your principal
amount at maturity and could lose all of your principal amount at maturity.
Least Performing Underlying: The Underlying with the
Least Performing Underlying Return
Least Performing Underlying Return: The lowest of the
Underlying Returns of the Underlyings
Underlying Return: With respect to each Underlying,
(Final Value – Initial Value)
Initial Value
Initial Value: With respect to each Underlying, the closing
value of that Underlying on the Pricing Date, which was
9,654.46 for the Nasdaq-100® Technology Sector IndexSM,
2,045.364 for the Russell 2000® Index and $45.76 for the
VanEck® Gold Miners ETF
Final Value: With respect to each Underlying, the closing
value of that Underlying on the Observation Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment
Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds —
Anti-Dilution Adjustments” in the accompanying product
supplement for further information.

PS-2| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
Supplemental Terms of the Notes
Any value of any underlier, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
Hypothetical Payout Profile
The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to three hypothetical
Underlyings. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:
● an Initial Value for the Least Performing Underlying of 100.00;
● a Contingent Digital Return of 7.75%; and
● a Barrier Amount for the Least Performing Underlying of 60.00 (equal to 60.00% of its hypothetical Initial Value).
The hypothetical Initial Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value of the
Least Performing
Underlying
Least Performing
Underlying Return
Total Return on the Notes
Payment at Maturity
180.00
80.00%
7.75%
$1,077.50
165.00
65.00%
7.75%
$1,077.50
150.00
50.00%
7.75%
$1,077.50
140.00
40.00%
7.75%
$1,077.50
130.00
30.00%
7.75%
$1,077.50
120.00
20.00%
7.75%
$1,077.50
110.00
10.00%
7.75%
$1,077.50
107.75
7.75%
7.75%
$1,077.50
105.00
5.00%
7.75%
$1,077.50
101.00
1.00%
7.75%
$1,077.50
100.00
0.00%
7.75%
$1,077.50
95.00
-5.00%
7.75%
$1,077.50
90.00
-10.00%
7.75%
$1,077.50
80.00
-20.00%
7.75%
$1,077.50
70.00
-30.00%
7.75%
$1,077.50
60.00
-40.00%
7.75%
$1,077.50
59.99
-40.01%
-40.01%
$599.90
50.00
-50.00%
-50.00%
$500.00
40.00
-60.00%
-60.00%
$400.00
30.00
-70.00%
-70.00%
$300.00
20.00
-80.00%
-80.00%
$200.00
10.00
-90.00%
-90.00%
$100.00
0.00
-100.00%
-100.00%
$0.00

PS-3| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Least Performing Underlying
Returns detailed in the table above (-60% to 60%). There can be no assurance that the performance of the Least Performing
Underlying will result in the return of any of your principal amount.
How the Notes Work
Upside Scenario:
If the Final Value of each Underlying is greater than or equal to its Barrier Amount of 60.00% of its Initial Value, investors will receive at maturity the $1,000 principal amount plus a fixed return equal to the Contingent Digital Return of 7.75%, which reflects the maximum return at maturity.
● If the closing value of the Least Performing Underlying increases 5.00%, investors will receive at maturity a 7.75% return, or
$1,077.50 per $1,000 principal amount note.
● If the closing value of the Least Performing Underlying increases 50.00%, investors will receive at maturity a 7.75% return, or
$1,077.50 per $1,000 principal amount note.
● If the closing value of the Least Performing Underlying decreases 10.00%, investors will receive at maturity a 7.75% return, or
$1,077.50 per $1,000 principal amount note.
Downside Scenario:
If the Final Value of any Underlying is less than its Barrier Amount of 60.00% of its Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value.
● For example, if the closing value of the Least Performing Underlying declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.
● YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the Final Value of any Underlying is less than its Barrier Amount, you will lose
1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial
Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
● YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN,
regardless of any appreciation of any Underlying, which may be significant.

PS-4| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
● YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE OBSERVATION DATE —
If the Final Value of any Underlying is less than its Barrier Amount, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
● CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
● AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS
—
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
● POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
● THERE ARE RISKS ASSOCIATED WITH THE FUND —
The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.
● THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET
VALUE PER SHARE —
The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying
Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.
Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
● AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH
RESPECT TO THE RUSSELL 2000® INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
● NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUND AND THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM —
The non-U.S. equity securities held by the Fund or included in the Nasdaq-100® Technology Sector IndexSM have been issued by
non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, with respect to equity securities that are not listed in the U.S., there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
● THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND —
Because the prices of the non-U.S. equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.

PS-5| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
● RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR
INDEXSM —
All or substantially all of the equity securities included in the Nasdaq-100® Technology Sector IndexSM are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities included in the Nasdaq-100® Technology Sector IndexSM and the level of the Nasdaq-100® Technology
Sector IndexSM during the term of the notes, which may adversely affect the value of your notes.
● RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES WITH RESPECT TO THE FUND —
All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the gold and/or silver mining industries. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, but may also be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold and silver may fluctuate substantially over short periods of time, so the Fund's share price may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand). Additionally, increased environmental or labor costs may depress the value of metal investments. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the Fund and the price of the
Fund during the term of the notes, which may adversely affect the value of your notes.
● YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.
● YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
● THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —
If the Final Value of any Underlying is less than its Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.
● THE NOTES DO NOT PAY INTEREST.
● YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING
OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
● THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.
However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
● THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE
VALUE OF THAT UNDERLYING IS VOLATILE.
● LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
● THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE
NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
● THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.

PS-6| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
● THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
● THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
● SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
● SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors —
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
The Underlyings
The Nasdaq-100® Technology Sector IndexSM is an equal-weighted, price-return index designed to measure the performance of the technology companies in the Nasdaq-100 Index®. For additional information about the Nasdaq-100® Technology Sector IndexSM, see
Annex A in this pricing supplement.
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000ETM Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is
designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the
Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.
The VanEck® Gold Miners ETF is an exchange-traded fund of the VanEck® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the VanEck® Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. For additional information about the VanEck® Gold Miners ETF, see “Fund Descriptions — The VanEck® ETFs” in the accompanying underlying supplement.
Historical Information
The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January
3, 2020 through March 28, 2025. The closing value of the Nasdaq-100® Technology Sector IndexSM on April 2, 2025 was 9,654.46. The
closing value of the Russell 2000® Index on April 2, 2025 was 2,045.364. The closing value of the Fund on April 2, 2025 was $45.76.
We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Observation Date. There can be no assurance that the performance of the
Underlyings will result in the return of any of your principal amount.

PS-7| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
Historical Performance of the Nasdaq-100® Technology Sector IndexSM
Source: Bloomberg
Historical Performance of the Russell 2000® Index
Source: Bloomberg

PS-8| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
Historical Performance of the VanEck® Gold Miners ETF
Source: Bloomberg
Tax Treatment
In determining our reporting responsibilities, we intend to treat the notes for U.S. federal income tax purposes as “open transactions”
that are not debt instruments, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax
Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.
No statutory, judicial or administrative authority directly addresses the characterization of the notes (or similar instruments) for U.S.
federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.
Assuming that “open transaction” treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of the notes at the issue price. However, the
IRS or a court may not respect the treatment of the notes as “open transactions,” in which case the timing and character of any income or loss on the notes could be materially and adversely affected. For instance, the notes could be treated as contingent payment debt instruments, in which case the gain on your notes would be treated as ordinary income and you would be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.
In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax
Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

PS-9| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January
1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of
JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.
For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an
Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See
“Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the
Notes” in this pricing supplement.

PS-10| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be
Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time
Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee.
This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State
of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24,
2023.
Additional Terms Specific to the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-11| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
● Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
● Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
● Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
● Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
Annex A
The Nasdaq-100® Technology Sector IndexSM
All information contained in this pricing supplement regarding the Nasdaq-100® Technology Sector IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, Inc.
(“Nasdaq”). The Nasdaq-100® Technology Sector IndexSM was developed by Nasdaq and is calculated, maintained and published by
The Nasdaq OMX Group, Inc. (“Nasdaq OMX”). Neither Nasdaq nor Nasdaq OMX has any obligation to continue to publish, and may discontinue publication of, the Nasdaq-100® Technology Sector IndexSM.
The Nasdaq-100® Technology Sector IndexSM began on February 22, 2006 at a base value of 1,000.00. The Nasdaq-100® Technology
Sector IndexSM is reported by Bloomberg, L.P. under the ticker symbol “NDXT.”
The Nasdaq-100® Technology Sector IndexSM is an equal-weighted, price-return index designed to measure the performance of the technology companies in the Nasdaq-100 Index®.
Security Eligibility Criteria
The Nasdaq-100® Technology Sector IndexSM contains securities of the Nasdaq-100 Index® which are classified as Technology according to the Industry Classification Benchmark (“ICB”). The eligibility for the Nasdaq-100® Technology Sector IndexSM is determined in a 2-step process and the security has to meet both criteria in order to become eligible for the Nasdaq-100® Technology
Sector IndexSM. For additional information about the Nasdaq-100 Index®, including the methodology for inclusion in the Nasdaq-100
Index®, see “Equity Index Descriptions — The Nasdaq-100 Index®” in the accompanying underlying supplement.
Parent Index
The security must be included in the Nasdaq-100 Index®, which includes 100 of the largest domestic and international non-financial companies listed on the Nasdaq.
Industry or Sector Eligibility
The company must be classified as a Technology Company (any company classified under the Technology Industry) according to ICB.
Constituent Selection
All securities that meet the applicable Security Eligibility Criteria described above are included in the Nasdaq-100® Technology Sector
IndexSM.
Constituent Weighting
The Nasdaq-100® Technology Sector IndexSM employs an equal weighting methodology such that each company’s Index market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percent weight of the Nasdaq-100® Technology Sector
IndexSM’s aggregate market value. Index Shares are calculated by dividing this equal-dollar market value for each Index Security by the corresponding Last Sale Price of the security at the close of trading on the third Friday in March, June, September, and December.
In the case of multiple share classes of a company being included in the Nasdaq-100® Technology Sector IndexSM, the equal-weighted market value will be divided equally among the securities of that company.
Index Calculation
The Nasdaq-100® Technology Sector IndexSM is an equal weighted, price return index. The Nasdaq-100® Technology Sector IndexSM is calculated without regard to ordinary dividends, however, it does reflect special dividends. The formula is as follows:
(1)
“Index Market Value” shall be calculated as follows:
“Index Security” shall mean a security that has been selected for membership in the Nasdaq-100® Technology Sector IndexSM, having met all applicable eligibility requirements.
n = Number of Index Securities included in the Nasdaq-100® Technology Sector IndexSM qi = Number of shares of Index Security i applied in the Nasdaq-100® Technology Sector IndexSM.
pi = Price in quote currency of Index Security i. Depending on the time of the calculation, the price can be either of the following:
a.
The Start of Day (SOD) price which is the previous index calculation day’s (t-1) closing price for Index Security i adjusted for corporate action(s) occurring prior to market open on date t, if any, for the SOD calculation only;

PS-13| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
b.
The intraday price which reflects the current trading price received from the Nasdaq during the index calculation day;
c.
The End of Day (EOD) price refers to the Last Sale Price, which refers to the last regular-way trade reported on Nasdaq;
or
d.
The Volume Weighted Average Price (VWAP)
t = current index calculation day
t-1 = current index calculation day
(2)
“PR Index Divisor” should be calculated as follows:
The Index Divisor serves the purpose of scaling an Index Market Value to lower order of magnitude, which is recommended for reporting purposes. The Index Divisor is adjusted to ensure that changes in an Index Security’s price or shares either by corporate actions or index participation which occur outside of trading hours do not affect the index value. An Index Divisor change occurs after the close of the Nasdaq-100® Technology Sector IndexSM.
Index Maintenance
Deletion Policy
If a component of the Nasdaq-100® Technology Sector IndexSM is removed from the Nasdaq-100 Index® for any reason, it is also removed from the Nasdaq-100® Technology Sector IndexSM at the same time.
Replacement Policy
When a component of the Nasdaq-100 Index® that is classified as Technology according to ICB is removed from the Nasdaq-100
Index, it is also removed from the Nasdaq-100® Technology Sector IndexSM. As such, if the replacement company being added to the
Nasdaq-100 Index® is classified as Technology according to ICB, it is added to the Nasdaq-100® Technology Sector IndexSM and will assume the weight of the removed company on the Index effective date.
When a component of the Nasdaq-100 Index® that is not classified as Technology according to ICB is removed and the replacement company being added to the Nasdaq-100 Index is classified as Technology according to ICB, the replacement company is considered for addition to the Nasdaq-100® Technology Sector IndexSM at the next quarterly Rebalance. When a component of the Nasdaq-100
Index that is classified as Technology according to ICB is removed from the Nasdaq-100 Index and the replacement company being added to the Nasdaq-100 Index® is not classified as Technology according to ICB, the company is removed from the Nasdaq-100®
Technology Sector IndexSM and the divisor of the Nasdaq-100® Technology Sector IndexSM is adjusted to ensure Index continuity.
Additions Policy
If a security is added to the Nasdaq-100 Index® for any reason, it may be added to the Nasdaq-100® Technology Sector IndexSM at the same time.
Corporate Actions
In the interim periods between scheduled index reconstitution and rebalance events, individual Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Index.
In certain cases, corporate actions and events are handled according to the weighting scheme or other index construction techniques employed. Wherever alternate methods are described, the Index will follow the “Non-Market Cap Corporate Action Method.”
Index Share Adjustments
Other than as a direct result of corporate actions, the Nasdaq-100® Technology Sector IndexSM does not normally experience share adjustments between scheduled index rebalance and reconstitution events.
License Agreement
JPMorgan Chase & Co. or its affiliate intends to enter into a non-exclusive license agreement with Nasdaq providing for the license to it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the Nasdaq-100® Technology Sector IndexSM in connection with certain securities, including the notes.
The license agreement with Nasdaq provides that the following language must be stated in this pricing supplement:
The notes are not sponsored, endorsed, sold or promoted by Nasdaq Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the
Nasdaq-100® Technology Sector IndexSM to track general stock market performance. The Corporations’ only relationship to the Issuer,

PS-14| Structured Investments
Digital Barrier Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector
IndexSM, the Russell 2000® Index and the VanEck® Gold Miners ETF
the Guarantor (if applicable) and their affiliates is in the licensing of Nasdaq®, Nasdaq-100® and Nasdaq-100 Index® registered trademarks, service marks and certain trade names of the Corporations and the use of the Nasdaq-100® Technology Sector IndexSM
which is determined, composed and calculated by Nasdaq without regard to the Issuer or the Guarantor (if applicable) or the notes.
Nasdaq has no obligation to take the needs of the Issuer or the Guarantor (if applicable) or the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100® Technology Sector IndexSM. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-
100® TECHNOLOGY SECTOR INDEXSM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY,
EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE GUARANTOR (IF APPLICABLE), OWNERS
OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100® TECHNOLOGY SECTOR
INDEXSM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND
EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE
WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT
LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST
PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.